                                                                   EXHIBIT 10.10

www.onelist.com

October 11, 1999

Michael B. Klein
1475 Terminal Way Suite E
Reno, NV 89502

Dear Michael:

We feel that you have what it takes to help ONElist, Inc. ("ONElist" or the "Company") achieve its future goals and maintain its success as the world's leading e-mail community service and would like you to join our team.

I am pleased to offer you the position of President and CEO of ONElist. This letter (together with the Company's standard form of Employment, Confidential Information and Invention Assignment Agreement, the execution and delivery of which will be a condition of your employment) will confirm the terms of your employment with the Company.

Your annual salary will be $150,000, paid bi-monthly. Additionally, you will be paid $15,000 for one year for travel expenses between Northern and Southern California. You are eligible to participate in the ONElist Incentive Stock Option (ISO) plan and will receive an option grant (in a separate document) to purchase 330,000 shares of ONElist common stock at $0.18 per share, subject to the vesting schedule and the terms and conditions of the Company Stock Option Plan and option agreement. The 330,000 shares equal 6% of ONElist's outstanding shares on a fully-diluted basis. Additionally, you will be granted a number of options after the close of the Company's Series B round of funding, with an exercise price equal to the then-current fair market value of the Company's common stock, that will bring your total number of granted shares to 6% of the total outstanding shares on a fully-diluted basis. These grants are subject to approval by the Company's Board of Directors.

The terms of the Company's standard form of Stock Option Agreement allow for the exercise of unvested options. If you elect to exercise unvested options, the shares obtained upon such exercise shall be subject to a right of repurchase on behalf of the Company. Additionally, in the event you exercise unvested options you may choose to file an election with the Internal Revenue Service, within 30 days of the purchase of the shares, electing pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on any difference between the purchase price of the shares and their fair market value on the date of purchase. You should review the Company's form of Stock Option Agreement for the specific terms relating to the early exercise of stock options, and consult with your tax advisor regarding the advisability of an early exercise and the filing of an 83(b) election.

ONElist agrees to use commercially reasonable efforts to obtain Directors and Officers insurance prior to your start date.

ONElist agrees to make you a member of its Board of Directors. You will be reporting directly to the Board of Directors.

As the President and CEO of ONElist, you will be expected to achieve the following objectives:

1) Close the next round of financing within 90 days from your start date, raising a minimum of $20,000,000 at a valuation acceptable to the Board of Directors.

2) Hire a CFO with IPO and public company experience within 90 days from your start date.

3) Meet quarterly revenue objectives for calendar year 2000 as approved by the Board. Projections will be approved at the first Board meeting after you become CEO.

In the event that your employment is involuntarily terminated other than for "cause" or is "constructively terminated" (as such terms are defined below), twelve additional months of options will become vested and exercisable and you will be entitled to exercise your vested options for a period of three (3) months from the date of employment termination; provided, however, that if any such termination occurs more than eighteen (18) months from the date your employment commences with the Company (the "Effective Date") and is after a Change of Control (as defined below), the provisions set forth in the following paragraph shall control.

If after a Change of Control (as defined below) of the Company, your employment with the Company is involuntary terminated other than for "cause" or is "constructively terminated" (as such terms are defined below) more than eighteen
(18) months after the Effective Date, all of your unvested options will become vested and exercisable and you will be entitled to exercise your vested options for a period of three (3) months from the date of employment termination.

For purposes of the foregoing:

(a) Termination for "cause" means (i) the failure by you to substantially perform your material duties after a written demand for substantial performance is delivered to you by the Board of Director that specifically identifies the manner in which the Board of Directors believes that you have not substantially performed your duties, (ii) the failure (in material respect) by you to follow reasonable policies or directives established by the Board of Directors after written notice to you by the Board of Directors that you are not following such policies or directives, (iii) bad faith conduct that is materially detrimental to the Company, or (iv) the conviction of you of a felony.

(b) Your employment with the Company will be deemed to have been "constructively terminated" if there shall occur (i) a reduction in your base salary other than a reduction that is part of a general reduction of officer salaries, (ii) a material change in your responsibility or authority, or (iii) an office relocation requiring a commute of greater than 50 miles.

(c) For purposes of the foregoing, a "Change of Control" shall be deemed to have occurred if (i) the Company sells or otherwise disposes all of substantially all of its assets; (ii) there is a merger or consolidation of the Company with any other corporation or corporations, provided that the shareholders of the Company, as a group, do not hold, immediately after such event, more than 50% of the voting power of the surviving or successor corporation; or (iii) a person or entity, including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but other than any of the investors in the Company as of the Effective Date, becomes the "beneficial owner" (as defined in the Exchange Act) of Common Stock of the Company representing 50% or more of the combined voting power of the voting securities of the Company (exclusive of persons who are now officers or directors of the Company).

The company shall require any successor or assignee, in connection with any sale, transfer or other disposition of all substantially all of the Company's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform the Company's obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

You are also eligible for the following standard Company benefits: medical/ dental/ vision, life insurance, LTD, vacation, and holidays. You will receive more detailed information about these during your new employee orientation.

Benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is an employer services organization contracted by the Company to perform selected employer responsibilities on our behalf. As a result of ONElist's arrangement with TriNet, TriNet will be considered your employer of record for payroll, benefits, and other functions involving employer related administration, including your new hire enrollment processing. However, as ONElist is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished

With the exception of the provision for at will employment described below, ONElist and/or TriNet may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook or as otherwise communicated to you, in whole or in part, at any time, with or without notice, and ONElist may change or terminate the TriNet relationship at any time.

As with all employees, your employment with ONElist is at will. This means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, writing or manual unless except through a written agreement signed by an officer authorized by the Board of Directors.

Michael, we are looking forward to your joining the team and contributing to this exciting venture. We expect your start date to be 10/13/99. You may indicate your acceptance of this offer by signing the acknowledgment below and returning it to me by within five (5) days from the date of this letter, at which time this offer expires if not previously accepted. If you have any questions or concerns please do not hesitate to call.

Sincerely,

------------------------------
Mark Fletcher
President/ CEO

I accept the offer of employment as stated in this letter.

-------------------------------          10/12/99
Addressee's Signature                    Date

Enclosures:
Duplicate Letter (for your files)